Exhibit 5.1

January 28, 2008

I-many, Inc.

511 Congress Street

Portland, ME 04101

Re: I-many, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

I am the Vice President and General Counsel of I-many, Inc., a Delaware corporation (the “Company”), and have advised the Company in connection with the registration on a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, of an aggregate of 7,555,540 shares of Common Stock, par value $.0001 per share, of the Company to be sold by certain stockholders of the Company, representing shares of common stock issuable upon conversion of convertible notes that the Company issued to investors in a private placement on December 31, 2007 (the “Shares”).

I have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Shares. I have also examined and relied upon originals or copies, certified or otherwise authenticated to my satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company’s officers all questions of fact that I have deemed necessary or appropriate for purposes of rendering the opinions hereinafter set forth.

Based upon and subject to the foregoing, I am of the opinion that, upon conversion of the convertible notes and issuance of the Shares, the Shares will have been duly authorized and will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me in the Prospectus contained in the Registration Statement under the caption “Legal Matters.”

Very truly yours,

/s/  ROBERT G. SCHWARTZ, JR.

Robert G. Schwartz, Jr.

Vice President and General Counsel